Exhibit 99.1

ZymoGenetics Reports Fourth Quarter and Year End 2007 Financial Results

-- Year Highlighted by Expanded Commercial Operations and Pipeline Advancement --

SEATTLE--(BUSINESS WIRE)--ZymoGenetics, Inc. (NASDAQ:ZGEN) today reported its financial results for the fourth quarter and year ended December 31, 2007. The results for 2007, particularly the third and fourth quarters, reflect increased costs associated with preparation for launch of RECOTHROMTM Thrombin, topical (Recombinant) (also referred to as rThrombin), which was approved by the FDA and launched in January 2008. For the fourth quarter of 2007, the company reported a net loss of $38.6 million, or $0.56 per share, compared to a net loss of $37.1 million, or $0.55 per share, for the prior year period. For the full year 2007, the company reported a net loss of $148.1 million, or $2.17 per share, compared to a net loss of $130.0 million, or $1.94 per share, for the prior year. The increases in net loss reflect not only the company’s costs associated with preparation for the RECOTHROMTM launch, but also the advancement of clinical stage product candidates.

As of December 31, 2007, the company had $170.9 million of cash, cash equivalents and short-term investments. In addition to this amount, the company will receive a milestone payment of $40.0 million from Bayer HealthCare in February 2008 related to the FDA approval of RECOTHROM, which will be recognized as revenue over the five-year period in which the company will carry out its obligations under the related Bayer collaboration agreements.

“2007 was a pivotal year for ZymoGenetics,” stated Bruce L.A. Carter, Ph.D., chief executive officer of ZymoGenetics. “With the launch of RECOTHROM, we’ve taken our first step towards becoming a profitable, product-driven biopharmaceutical company. Our pipeline of other clinical development candidates, including atacicept, IL-21 and PEG-interferon lambda, is advancing and is key to achieving our long-term goals,” added Dr. Carter.

ZymoGenetics reported substantially higher revenues in 2007 compared to 2006. Revenues were $38.5 million for the full year 2007 and $20.5 million for the fourth quarter, compared to $25.4 million and $4.4 million for the prior year and quarter, respectively. The annual and quarterly increases were primarily the result of higher license fees and milestone payments, partially offset by reduced royalties and option fees. The most significant increases were revenues related to RECOTHROM, rFactor XIII and atacicept, with the majority of these earned in the fourth quarter. Royalties decreased in 2007 due to expiration of certain insulin patents, which was partially offset by increased royalties from other sources. Option fee revenue also decreased due to the November 2006 expiration of an option and license agreement with Novo Nordisk, under which the company earned $6.5 million in 2006.

Research and development expenses for the full year 2007 were $142.3 million compared to $128.5 million in 2006, and for the fourth quarter of 2007 these expenses were $46.0 million compared to $33.8 million in the prior year quarter. The increases, both on an annual and quarterly basis, resulted primarily from the manufacturing of RECOTHROM for commercial use, which the company expensed prior to FDA approval, and from increased clinical research and development costs primarily associated with atacicept, IL-21 and RECOTHROM.

Selling, general and administrative expenses in 2007 totaled $46.9 million for the year and $13.5 million for the fourth quarter, which compares to $33.2 million and $9.1 million reported for the prior year and prior year quarter, respectively. The primary factors contributing to these increases were the deployment of the RECOTHROM sales force during the second half of 2007 and marketing costs associated with RECOTHROM launch preparations, as well as increased legal expenditures.

Net other income in 2007 totaled $2.6 million for the year and $0.3 million for the fourth quarter, which compares to $6.3 million and $1.4 million reported for the prior year and prior year quarter, respectively. These decreases primarily reflect lower investment income, which was largely driven by lower average investment balances.

Business Highlights

In the past year, ZymoGenetics made significant progress in advancing its business and product development programs, including the following highlights:

RECOTHROM:

  Received FDA approval on January 17, 2008.
  Established medical support function, including the hiring of six medical science liaisons, creation of continuing medical education program and publication of Phase 3 clinical trial results.
  Established sales and marketing function with the hiring of 48 experienced surgical sales managers, six regional business directors and sales operations and marketing team.
  Completed global collaboration with Bayer HealthCare providing for development and commercialization of RECOTHROM outside the U.S. and co-promotion support in the U.S. for three years.
  Manufactured and released finished drug product to support launch and built-up substantial supply of bulk drug according to long-term production plan.
  Shipped initial RECOTHROM orders to wholesale distributors and hospitals in January 2008.

Atacicept:

  Together with partner Merck Serono, made changes which have improved the enrollment rate in an ongoing Phase 2 rheumatoid arthritis (RA) clinical trial and initiated a second Phase 2 trial in treatment-naïve RA patients.
  Completed Special Protocol Assessment (SPA) agreement with FDA in October for a Phase 2/3 clinical trial in lupus nephritis and began treating patients in December.
  Completed SPA agreement with FDA in January 2008 for a Phase 2/3 clinical trial in general systemic lupus erythematosus (SLE).

IL-21:

  In a Phase 1/2 clinical trial in combination with Nexavar® (sorafenib) tablets in renal cell carcinoma (RCC) patients, presented interim data in October showing tumor shrinkage in ten of ten evaluable patients, completed the Phase 1 part of the study and initiated the Phase 2 part in early January 2008.
  In metastatic melanoma patients, partner Novo Nordisk completed a Phase 2a study and the company began a Phase 2 study at a higher dose in collaboration with the National Cancer Institute of Canada.
  Completed enrollment in a Phase 1 study in combination with Rituxan® (rituximab) in patients with Non-Hodgkin’s Lymphoma (NHL) and presented interim study results in December.

PEG-interferon lambda:

  Completed a Phase 1a single dose study in healthy volunteers, showing favorable tolerability profile and biologic activity.
  Initiated a Phase 1b study in chronic genotype-1 hepatitis C patients who have relapsed after prior therapy, to evaluate the safety and antiviral activity of PEG-Interferon lambda administered both as a single agent and in combination with ribavirin over a four-week treatment period; patient dosing began in February 2008 and up to 36 patients will be treated.

Recent Workforce Changes

The company also announced that it has made certain adjustments to its workforce that reflect the evolving focus of its business. A total of 80 positions have been eliminated through attrition, elimination of unfilled positions and layoffs. The eliminated positions were from multiple departments throughout the organization, but most were in Research and, to a lesser extent, in Development.

“We have made some difficult choices to reposition our workforce after extensive review of our business plan for the next five years. Reducing our overall spend and focusing on a smaller number of proprietary programs fits with our desire to create greater value for shareholders while maintaining capacity to fill our pipeline,” said Dr. Carter.

As a result of the eliminated positions, the company’s ongoing annualized operating expenses are expected to be reduced by approximately $14 million. The company will record a charge of approximately $2.5 million for severance and related costs in the first quarter which will partially offset the ongoing savings in 2008.

Outlook for 2008

From a commercial perspective, the company will be focused on building the market for RECOTHROM in the U.S. The primary strategy is to target the approximately 1,400 hospital accounts that comprise 90% of sales of bovine thrombin. ZymoGenetics’ field team of medical affairs and sales people, together with the field team from Bayer Healthcare will be developing advocacy among surgeons, pharmacists and nurses at these key accounts to gain hospital formulary approval and convert usage to RECOTHROM.

The company’s plan for 2008 also includes the following important clinical development and regulatory milestones:

RECOTHROM:

  Obtain FDA approval for 20,000IU vial configuration.
  Present data from Phase 2 spray application clinical trial in burn patients.
  Complete Phase 3b clinical trial designed to provide additional data supporting favorable immunogenicity profile.
  Initiate Phase 4 re-exposure study.

Atacicept:

  Initiate Phase 2 clinical studies in multiple sclerosis.
  Begin patient enrollment in Phase 2/3 clinical trial in general SLE.
  Complete enrollment in ongoing Phase 2 clinical trials in RA.

IL-21:

  Present data from completed clinical trials in RCC and metastatic melanoma.
  Complete enrollment in Phase 2 clinical study in RCC and present interim results.
  Present interim results from ongoing Phase 2 clinical trial in metastatic melanoma.

PEG-Interferon lambda:

  Report results from Part 1 (single agent administration) of Phase 1b clinical trial in hepatitis C patients.

IL-17RC:

  File IND application for IL-17RC, a novel protein drug candidate with potential for treating autoimmune diseases.

“2007 was a very successful year culminated by the FDA approval of RECOTHROM in early January 2008. The effort put forth by our employees to complete the regulatory review process, establish the product supply chain, build sales and marketing operations and develop all of the supporting infrastructure was immense,” commented Douglas E. Williams, Ph.D., president and chief scientific officer of ZymoGenetics. “We have much more work to do in 2008 to build the market for RECOTHROM and continue to advance the many promising opportunities we have in research and development.”

2008 Financial Expectations

The company expects to report a smaller net loss in 2008, which will be driven largely by the approval and commercialization of RECOTHROM. No specific guidance is being provided as to the amount of the expected net loss because it will be significantly impacted by RECOTHROM sales revenues, which cannot be reliably estimated at this time.

The company is able to provide the following specific guidance for 2008 revenues and expenses:

  Total revenues, excluding RECOTHROM sales, are expected to be in the range of $35-45 million, reflecting anticipated revenue from the Bayer collaboration, certain milestone payments, royalties and option fees.
  Cost of goods sold is expected to be approximately 10-12% of net sales, which is lower than is expected over the longer term due to the expensing of RECOTHROM inventory costs prior to FDA approval.
  Research and development expense is expected to be comparable to 2007 expense at approximately $135-145 million, with the impact of increasing clinical development costs being offset by the effects of headcount reductions and the discontinuation of expensed RECOTHROM inventory costs.
  Selling, general and administrative expense is expected to increase to approximately $60-65 million, reflecting a full year of sales and marketing costs related to RECOTHROM.
  Projected expenses include noncash stock-based compensation expense of approximately $26 million, of which approximately two-thirds is classified as research and development and the remainder as selling, general and administrative expense.

Besides funding its net operating loss in 2008, the company expects to incur capital expenditures of approximately $6-8 million, and to expend approximately $40-50 million for RECOTHROM inventory build, which it intends to fund largely through debt financing.

Conference Call and Webcast Information

ZymoGenetics Q4 2007 Financial Results Conference Call will be held on February 13, 2008 at 4:30 p.m. Eastern Time and may be accessed at www.zymogenetics.com or by dialing 877-407-0782 (International: 201-689-8567). Participants should dial in to the call approximately 10 minutes prior to the scheduled start time to register. A live webcast of the presentation can be accessed by going to: www.zymogenetics.com. The webcast will be archived for 30 days.

For replay, please visit www.zymogenetics.com or use the following information:

  U.S. callers: 877-660-6853
  International callers: 201-612-7415

Replay passcode account #: 286

Conference ID #: 272943

About ZymoGenetics

ZymoGenetics creates novel protein drugs with the potential to significantly help patients fight their diseases. The company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These candidates span a wide array of clinical opportunities that include bleeding, autoimmune and viral diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to guidance regarding anticipated financial results for 2008 and product and clinical developments. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven product sales and marketing capabilities, discovery strategy, manufacturing and commercialization capabilities, preclinical and clinical development, product safety, strategic partnering, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's most recent Annual Report on Form 10-K for the year ended December 31, 2006. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

Rituxan® (rituximab) is a registered trademark of Genentech, Inc. and Biogen Idec Inc.

ZYMOGENETICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Royalties	$1,245	$1,558	$6,259	$6,851
Option fees	1,062	1,673	3,540	9,693
License fees and milestone payments	18,218	1,139	28,678	8,836
Total revenues	20,525	4,370	38,477	25,380
Operating expenses:
Research and development	45,987	33,829	142,340	128,450
Selling, general and administrative	13,454	9,093	46,890	33,224
Total operating expenses	59,441	42,922	189,230	161,674
Loss from operations	(38,916)	(38,552)	(150,753)	(136,294)
Other income, net	349	1,403	2,609	6,292
Net loss	$(38,567)	$(37,149)	$(148,144)	$(130,002)
Basic and diluted net loss per share	$(0.56)	$(0.55)	$(2.17)	$(1.94)
Weighted-average number of shares used in computing net loss per share
	68,507	67,424	68,156	66,917
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31,
	2007	2006

Cash, cash equivalents and short-term investments	$170,941	$258,408
Other current assets	11,841	8,982
Property and equipment, net	70,701	71,542
Other assets	9,598	8,072

Total assets	$263,081	$347,004

Current liabilities	$63,960	$27,958
Lease obligations	67,044	67,087
Other non-current liabilities	17,247	16,275
Shareholders’ equity	114,830	235,684

Total liabilities and shareholders’ equity	$263,081	$347,004

CONTACT:
Investor & Media Relations
ZymoGenetics, Inc.
Director, Corporate Communications
Susan W. Specht, MBA, 206-442-6592